As filed with the Securities and Exchange Commission on July ____, 2003

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOUNDARIES CAPITAL, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	98-0216152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 460, 789 West Pender Street
Vancouver, British Columbia

Canada V6C 1H2
(604) 646-6906
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Allen Sewell, President

Suite 460, 789 West Pender Street
Vancouver, British Columbia

Canada V6C 1H2
(604) 646-6906
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications and notices to:

Thomas E. Stepp, Jr.

STEPP LAW GROUP

1301 Dove Street

Suite 460

Newport Beach, California 92660

 (949) 660-9700

Approximate date of commencement of proposed sale to public:
From time to time after this registration statement becomes effective.

   If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	4,725,500	$0.10(1)	$472,550	$38.23

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sale price for the common stock as reported by the OTC Bulletin Board on July 30, 2003.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

BOUNDARIES CAPITAL, INC.

4,725,500 Shares
Common Stock

    The selling stockholders listed below under the caption "Selling Stockholders" may sell, from time to time, up to 4,725,500 shares of our $0.001 par value common stock.

    All of the net proceeds from the sale of these shares of common stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares.

    Our common stock is quoted on the OTCBB under the symbol "BDRC." On July 30, 2003, the last reported sale price of our common stock was $0.10 per share. Our principal executive offices are located at 789 West Pender Street, Suite 460, Vancouver, British Columbia, Canada, V6C 1H2, and our telephone number is (604) 646-6906.

    The common shares offered pursuant to this prospectus involve a high degree of risk.  See "Risk Factors" beginning on page 5.  These are speculative securities.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July        , 2003

SUMMARY

Unless otherwise indicated, "we," "us," "our," the "Company" and similar terms refer to Boundaries Capital, Inc.

We are registering for resale by selling stockholders up to 4,725,500 shares of our common stock.  We will not receive any proceeds from this resale by the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks described below as well as the other information in this prospectus and in the documents incorporated by reference before you decide to invest in our common stock. Some of these factors have affected our financial condition or operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business, including our financial condition and results of operations, could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment

RISKS RELATED TO OUR BUSINESS

There can be no assurance that we will achieve or sustain profitability or positive cash flows from operating activities in the future.  We were incorporated under the laws of Nevada on November 24, 1998.  For the period from inception to January 31, 2003, we have incurred a net loss of $535,618.  Estimates with respect to the proved reserves and level of future production attributable to wells in which we may participate are difficult to determine and there can be no assurance as to the volume of recoverable reserves that will be realized from such wells. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of their development. Our future financial results will depend primarily on our ability to participate in properties which result in the production of hydrocarbons in commercial quantities and on the market prices for oil and natural gas.

The search for viable oil and gas prospects and leases is intensely competitive.  It is likely that in seeking future acquisitions, we will compete with firms which have substantially greater financial and management resources than us.  We may acquire interests in mineral leases and lease acquisition opportunities in known, proven, producing fields, or on unknown, unproven territories or leases with no contiguous producing well sites.  Our competition is widely diverse, and comes primarily from three sources:  (1) those competitors that are seeking oil and gas fields for expansion, further drilling, or increasing production through improved engineering techniques (2) income-seeking entities purchasing a predictable stream of earnings based upon historic production from the field being acquired, and (3) junior companies seeking exploration opportunities in unknown, unproven territories.

There is no guarantee that the terms of our option agreement with Brothers Oil & Gas, Inc. were similar to what we would have received in an arms' length transaction with a non-affiliate.  We have entered into an agreement (the "Option Agreement") with Brothers Oil & Gas Inc. ("Brothers"), whereby Brothers granted us an option to acquire Brothers' interest in the Pioneer Canal Prospect covering approximately 240 acres in Kern County, California.

Several members of the Sewell family control Brothers.  The directors of Brothers are Allen Sewell and Michael Sewell.  Michael Sewell is Allen Sewell's son and Graeme Sewell's brother.  Allen Sewell and Graeme Sewell are two of our directors.  Brothers' shareholders are Allen Sewell, his sons Michael Sewell and Brian Sewell, and Nathan Nocke, who is Allen Sewell's step-son.  As such, our execution of the Option Agreement with Brothers was not an arm's-length transaction with a non-affiliate.  However, Allen Sewell has a fiduciary duty to deal fairly with us and our shareholders..

There can be no assurance that we will be able to generate profits or otherwise operate successfully.  Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Currently, we have an option to acquire Brothers' 13% (approximate) interest in a property known as the Pioneer Canal Prospect.  Accordingly, we have not realized any profit from our operations to date.

Our audited financial statements for the year ended April 30, 2002 contain a going concern qualification.   There is substantial doubt about our ability to continue as a going concern due to the losses incurred since inception, our stockholders' deficiency, and lack of revenue.  We anticipate that we may require financing in order to explore, and if warranted, develop oil and gas properties.  There can be no assurance that, if required, any such financing will be available upon terms and conditions acceptable to us, if at all. Our inability to obtain additional financing in a sufficient amount when needed and upon terms and conditions acceptable to us could have a materially adverse effect upon us.  If additional funds are raised by issuing equity securities, further dilution to existing or future shareholders is likely to result. If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale back or eliminate the development of any business opportunity that we acquire. Inadequate funding could also impair our ability to compete in the marketplace, which may result in our dissolution.

We maintain our accounts in US and Canadian currencies and are therefore subject to currency fluctuations . Such fluctuations may materially affect our financial position and results. We do not engage in currency hedging activities.

Our shares will be subject to rules promulgated by the SEC relating to "penny stocks," which apply to non-NASDAQ companies whose stock trades at less than $5.00 per share or whose tangible net worth is less than $2,000,000. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the security. These rules may restrict the ability of brokers to sell our Common Stock and may affect the ability of purchasers to sell such Common Stock in the secondary market.

We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained.   In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, there can be no assurance that we will be able to continue to do so.

We do not operate our oil and gas properties, therefore we are dependent on operators to work our properties.   The operators on our various properties carry out the work necessary to obtain our right to earn an interest the respective properties, and therefore we are dependent upon the operators' expertise in the area of oil and gas exploration.

Certain of our directors are directors, officers and/or shareholders of other companies that are engaged in the business of acquiring, developing and exploiting natural resource properties. Such associations may give rise to conflicts of interest from time to time.  These directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interest which they may have in any project or opportunity  to us.

The trading price of our shares of common stock has been subject to fluctuations.   Our shares of common stock are currently publicly traded on the Over-the-Counter Bulletin Board ("OTCBB") Quotation Service maintained by National Association of Securities Dealers, Inc. Trading prices of our shares of common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices previously experienced by our shares of common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our shares of common stock, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his/her capacity as a director or officer unless it is proven that: (i) the act or failure to act of such officer or director constituted a breach of his/her fiduciary duties; and (ii) his/her breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

RISKS OF THE OIL AND GAS INDUSTRY

Our success in the participation of exploration for oil & gas will be materially dependent upon the success of any exploratory drilling programs.  Exploratory drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered.  The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment.  Our participation in future drilling activities may not be successful, and if unsuccessful, such failure will have a material adverse effect on our results of operations and financial condition.

Our revenues, future rate of growth, results of operations, financial condition and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of oil and natural gas.  Historically, the markets for oil and natural gas have been volatile, and such markets are likely to continue to be volatile in the future.  Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control.  These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with certainty. Declines in oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that can be produced economically on those properties in which we have an interest.

Our ability to profit from future oil and natural gas production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves.    In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we participate in successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves will be impaired. The failure of an operator of our wells to adequately perform operations, or such operator's breach of the applicable agreements, could adversely impact us. In addition, there can be no assurance that our future exploration, development and acquisition activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs. Furthermore, although our revenues could increase if prevailing prices for oil and natural gas increase significantly, our funding and development costs could also increase.

The oil and natural gas business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to us. The availability of a ready market for our oil and natural gas production also depends on the proximity of reserves to, and the capacity of oil and natural gas gathering systems, pipelines and trucking or terminal facilities. We may deliver natural gas through gas gathering systems and gas pipelines that we do not own. Federal and state regulation of natural gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our oil and natural gas. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us or by other parties through whom we participate in such properties or leases. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of  our properties. In accordance with customary industry practices, our contractors may elect to obtain insurance against some, but not all, of such risks and losses.  We do not carry business interruption insurance. We may elect to self-insure if management believes that the cost of insurance is not excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and our results of operations.  We anticipate participating in a substantial percentage of our interests in oil and gas properties on a non-operated basis, which may limit our ability to control the risks associated with oil and natural gas operations.

As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement such new technologies at substantial cost. The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. In addition, other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we do. There can be no assurance that we will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by us or implemented in the future may become obsolete. In such case, our business, financial condition and results of operations could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, our business, financial condition and results of operations could be materially and adversely affected.

Oil and natural gas operations are subject to various federal, state and local government regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas.  We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. No assurance can be given that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial condition. The development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to federal, state and local laws and regulations primarily relating to protection of human health and the environment. The discharge of oil, natural gas, or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

There can be no assurances that any acquisition of property interests by us would be successful and, if unsuccessful, that such failure would not have an adverse effect on our future results of operations and financial condition. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices, which may or may not include obtaining a report from an independent geologist.  Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of such problems.

There is often competition for scarce drilling and completion equipment, services, supplies and personnel.  There can be no assurance that sufficient drilling and completion equipment, services and supplies will be available when needed. Any such shortages could delay our proposed exploration, development, and sales activities and could cause a material adverse affect to our financial condition.

If the demand for, and wage rates of, qualified rig crews rise in the drilling industry then the oil and gas industry may experience shortages of qualified personnel to operate drilling rigs.  This could delay our drilling operations and adversely affect our financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

On June 3, 2003, we completed various debt settlement transactions and we issued a total of 10,354,500 common shares to various accredited investors at $0.01.  We are registering for re-sale 4,725,500 of these common shares to fourteen accredited investors as detailed in the table listed below.

These selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of 4,725,500 shares of our common stock. The following table sets forth, as of July 30, 2003, the number of shares of our common stock that each selling stockholder beneficially owns. The term "selling stockholder" includes the holders listed below and its transferees, pledgees, donees or other successors receiving shares from the holders listed below after the date of this prospectus. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders. Based on information provided to us by the selling stockholders, neither selling stockholder beneficially owns any shares of our common stock other than those listed below.

The selling stockholders confirmed at the time they acquired the shares listed below that they acquired the shares for investment purposes only and not with a view toward their resale, and acknowledged the existence of restrictions on resale applicable to these shares. This offering relates only to the sale of shares held or to be held by the selling stockholders named in the following table. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock in transactions exempt from Securities Act registration requirements.

Selling Stockholder	Shares Beneficially Owned	Shares Offered Hereby	Shares To be Owned After Offering (1)	Percentage of Outstanding Shares After offering (1)(2)

Martin Zalin	122,300	118,500	3,800	(4)

499412 BC Ltd.	268,333	260,000	8,333	(4)

Monica Clemiss(3)	107,333	104,000	3,333	(4)

John Derby	214,667	208,000	6,667	(4)

Scottish Holdings Inc.	322,000	312,000	10,000	(4)

Corona Financial Limited	503,667	500,000	3,667	(4)

Prism Holdings Inc.	304,900	300,000	4,900	(4)

Deneb Holdings	327,333	324,000	3,333	(4)

Tiger Capital Corp.	322,000	312,000	10,000	(4)

Carolyn Sewell(3)	469,667	468,000	1,667	(4)

Jason Gigliotti	435,500	435,500	0	0%

Andromeda Investments Inc.	500,000	500,000	0	0%

Bernard McDougall	385,167	383,500	1,667	(4)

Richard Saxon	500,000	500,000	0	0%

Total	4,782,867	4,725,500	57,367	0.54%

1.

Assumes all of the shares offered hereunder will be sold.

2.

Based upon 10,521,521 shares of common stock outstanding as of July 30, 2003.

3.

Married to one of our directors.

4.

Less than 0.1%.

The information regarding the selling stockholders may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

PLAN OF DISTRIBUTION

The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

  In the over-the-counter market;

   On the OTC Bulletin Board or any national securities exchange or market or securities trading medium on which our common stock may be listed at the time of sale;

  Through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    Through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    In ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    Through options, swaps or derivatives;

    In privately negotiated transactions;

    In transactions to cover short sales;

   Through any other legally permissible method; and

   Through a combination of any of the previous methods of sale.

The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell the shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any broker-dealer acts as agent for the purchaser of the shares, from a purchaser in amounts to be negotiated. This compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the shares as agent for a selling stockholder, it may purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market or otherwise at market prices and terms then prevailing or in negotiated transactions.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In this event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time the selling stockholders may engage in puts and calls and other hedging transactions in our securities and may sell and deliver their shares of our common stock in connection with these transactions or in settlement of securities loans. In addition, selling stockholders may pledge their shares pursuant to the margin provisions of customer agreements with their broker-dealers. Upon delivery of these shares or upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell the stockholder's pledged shares.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock covered by this prospectus have been passed upon by Stepp Law Group, Newport Beach, California.

INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated financial statements and schedule included in our annual report on Form 10-KSB for the fiscal year ended April 30, 2002 and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Amisano Hanson, Chartered Accountants, independent public accountants, as indicated in their reports with respect thereto.

WHERE YOU CAN FIND
MORE INFORMATION

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement, the documents we incorporate by reference into this prospectus, as well as our other reports, proxy statements and other information at the SEC's public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York (located at 75 Park Place, Room 1228, New York, New York 10007). You can also obtain copies of these materials from the SEC's public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. In addition, we are required to file electronic copies of these materials with the SEC through the SEC's EDGAR system. You may access the information we file with the SEC over the Internet at the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

 The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

(a) Our latest Annual Report on Form 10-KSB for the fiscal year ended April 30, 2003;

(b) The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on August 9, 2001, as amended on November 26, 2001; and

(c) All other reports (and documents) filed by us after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Boundaries Capital, Inc., Suite 460, 789 West Pender Street, Vancouver, British Columbia, Canada, V6C 1H2, (604) 646-6906.

You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled "Risk Factors," contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under "Risk Factors," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) the act or failure to act of such officer or director constituted a breach of his fiduciary duties; and (ii) his breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

We have adopted a form of indemnification agreement for all of our directors and officers, which provides the indemnitee with the maximum indemnification allowed under applicable law.  Since the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable.  The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents.  We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above.  The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.

There is no pending litigation or proceeding involving an indemnitee where indemnification would be required or permitted under the indemnification agreements.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

    Other Expenses of Issuance and Distribution

    The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$38
Transfer Agent Fees and Expenses	$500
Legal Fees and Expenses	$2,000
Accounting Fees and Expenses	$500
Miscellaneous	$2,500

Total	$5,538

Item 15.

    Indemnification of Officers and Directors

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) the act or failure to act of such officer or director constituted a breach of his fiduciary duties; and (ii) his breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

We have adopted a form of indemnification agreement for all of our directors and officers, which provides the indemnitee with the maximum indemnification allowed under applicable law.  Since the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable.  The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents.  We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above.  The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.

There is no pending litigation or proceeding involving an indemnitee where indemnification would be required or permitted under the indemnification agreements.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 16.

    Exhibits

    The following exhibits are filed herewith or incorporated by reference:

5

Opinion of Stepp Law Group

23.1

Consent of Amisano Hanson, Chartered Accountants

23.2

Consent of Stepp Law Group (included in its opinion filed as Exhibit 5)

24

Powers of Attorney (included in signature page forming a part hereof)

Item 17.

Undertakings

      The undersigned Registrant undertakes:

    (l)        To file, during any period in which offers or sales are being made, a  post-effective amendment to this registration statement:

         (i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Boundaries Capital, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on July 30, 2003.

BOUNDARIES CAPITAL, INC.

By:   /s/ ALLEN SEWELL

Allen Sewell
President

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Allen Sewell as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits to be filed also, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Allen Sewell	President and Director	July 30, 2003
Allen Sewell	(Principal Executive Officer)

/s/ Graeme Sewell	Vice President and Director	July 30, 2003
Graeme Sewell	(Principal Financial and Accounting Officer)

/s/ Conrad Clemiss	Director	July 30, 2003
Conrad Clemiss

Exhibit 5

July 31, 2003

VIA FACSIMILE 604.689.1733

CONFIRMATION BY U.S. MAIL

Boundaries Capital Inc.

Suite 600

789 West Pender Street

Vancouver, British Columbia V6C 1H2

Attn: Board of Directors

Re: Registration Statement on Form S-3

Gentlemen:

We have acted as special counsel to Boundaries Capital, Inc., a Nevada corporation ("Company"), and, in such capacity, we have examined the form of Registration Statement on Form S-3 ("Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") by the Company in connection with the registration, pursuant to the Securities Act of 1933, as amended ("Act"), of 4,725,500 shares of the Company's common stock acquired by the selling security holders from the Company in private placement transactions ("Shares"). In furnishing the opinion specified in this letter, we examined such documents and reviewed  such questions of law as we considered necessary or appropriate.

Based upon the foregoing and relying solely thereon, it is our opinion that the Shares are duly authorized, validly issued, non-assessable and fully paid. The opinion specified in this letter considers the (i) Nevada General Corporation Law, (ii) Constitution of the State of Nevada, and (iii) reported judicial decisions interpreting those laws as of the date of this letter; provided, however, we are not licensed to practice law in the State of Nevada.

We express no opinion as to compliance with the securities laws or other laws of any particular state or any other jurisdiction in which the Shares may be offered and sold and the effect, if any, which non-compliance with such laws might have. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

Additionally, we consent to the inclusion of this opinion as an exhibit to the Registration Statement.

The Company is hereby advised, urged and encouraged to retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.

Sincerely,

STEPP LAW GROUP

/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.

TES:mej

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form S-3 for Boundaries Capital, Inc., of our report dated July 3, 2003 relating to the April 30, 2003 financial statements of Boundaries Capital, Inc., which appears in such Form.

/s/ Amisano Hanson
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
July 31, 2003